EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sunesis Pharmaceuticals, Inc. for the registration of up to $50,000,000 of any combination of Common Stock, Warrants, and Units, and to the incorporation by reference therein of our report dated March 30, 2009 (except for Note 17, as to which the date is March 31, 2009), with respect to the consolidated financial statements of Sunesis Pharmaceuticals, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

December 22, 2009